Exhibit 23.2

[Stegman Letterhead]

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 relating to the Carroll Bancorp, Inc. 2011 Recognition and Retention Plan and Trust Agreement of our report dated March 15, 2012, relating to the consolidated statements of condition of Carroll Bancorp, Inc. as of December 31, 2011 and 2010, and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two year period ended December 31, 2011, which appears in Carroll Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2011.

/s/ Stegman & Company

Baltimore, Maryland

January 29, 2013